UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15 (d) Of the Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): June 23, 2006

PRB Energy, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-120129	20-0563497
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1875 Lawrence Street, Suite 450 Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 308-1330

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 23, 2006, PRB Energy, Inc. (“PRB” or the “Company”) announced the departure of William P. Brand, Jr., who had served as Vice President of Finance since August 2005. Robert W. Wright, PRB’s Chairman and CEO, will serve as interim CFO, supported by Daniel D. Reichel, whom it is expected will eventually become PRB’s Vice President of Finance.

Mr. Reichel was previously with Denver-based Bridge Petroleum, a private international oil and gas exploration company, where he was CFO. In that position, he was responsible for all treasury and financial reporting, coordination of financing proposals with investment firms and the management of joint operating agreements with project partners. Previously, he had also directed the accounting and SEC financial reporting functions for Black Hills Exploration, a publicly held oil and gas exploration and production subsidiary in the Rocky Mountain region. From 2001 to 2004, Mr. Reichel was an independent consultant and project leader for accounting and software outsourcing firms in the petroleum industry. Mr. Reichel started his career in public accounting and over the next three decades held senior level accounting and finance positions for various public and private E&P companies in Denver.

Mr. Reichel is a Colorado-licensed, certified public accountant and holds a BS in Business Administration/Accounting from the University of Nebraska. He is a member of the American Institute of CPAs, the Colorado Society of CPAs and also serves on the local Board of Directors of COPAS-Colorado, a non-profit national organization, known domestically and internationally for its leadership in petroleum accounting.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(c)           EXHIBITS

Exhibit No.	Description
99.1	Press release dated June 23, 2006 announcing the departure of an officer and interim appointment.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRB ENERGY, INC.

/s/ Robert W. Wright
Robert W. Wright
Chairman and Chief Executive Officer

June 23, 2006